HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7217, www.hnicorp.com
News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION
ANNOUNCES AGREEMENT TO ACQUIRE
DESIGN PUBLIC GROUP

MUSCATINE, Iowa (December 1, 2020) – HNI Corporation (NYSE: HNI) announced today it has entered into a definitive agreement to acquire Design Public Group, a leading e-commerce distributor of high-design furniture and accessories for the office and home. The company’s assets include consumer-facing e-commerce websites www.designpublic.com and www.danishdesignstore.com, along with a platform and capabilities serving the commercial office and architectural and design channels.

“We are excited to have the team at Design Public join HNI,” said Jeff Lorenger, Chairman, President and Chief Executive Officer of HNI Corporation. “This acquisition aligns nicely with our long-term strategies. Design Public is a digitally native company bringing skills and capabilities to help us accelerate our digital and e-commerce initiatives. In addition to supporting our traditional distribution models, we will also increase our reach to a broader consumer group that increasingly buys furniture online.”

The transaction is expected to close at year-end, will not have a material impact on 2020 sales or profit, and will be funded from the Corporation’s cash on hand. Mathew Lieb and Todd Thedinga, the joint owners of Design Public Group, will join HNI upon completion of the acquisition. Lieb will serve as President and Todd Thedinga will serve as Vice President, Finance and Operations, of Design Public Group.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

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